Exhibit 32.1

SIGNATURES

In accordance with Section 13 or 15 (d) of the Exchange Act, the registrant caused this Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized and based on our knowledge and belief that:

1.The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

MVB Financial Corp.

By:	/s/ Larry F. Mazza		/s/ Donald T. Robinson
	Larry F. Mazza		Donald T. Robinson
	President, CEO and Director		Executive Vice President and CFO
	(Principal Executive Officer)		(Principal Financial and Accounting Officer)

	Date:	March 13, 2020	Date:	March 13, 2020